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                                                                    Exhibit 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our reports dated February 28, 1997 and April 4, 1997, relating to the combined financial statements of Mac-Gray Co., Inc. and Mac-Gray L.P. and our report dated May 2, 1997 relating to the combined financial statements of Sun Services of America, Inc. and R. Bodden Coin-Op-Laundry, Inc., which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Historical Combined Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Combined Financial Data."


PRICE WATERHOUSE LLP
Boston, Massachusetts
August 14, 1997